Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces First Quarter 2005 Results

Company Reports Revenue Growth, Solid Earnings While Investing in Significant
Expansion for Growth

With Successful Upgrade of Major Research Software Systems Company Anticipates
Significant Operating Efficiency Gains in 2006

BETHESDA, MD April 19, 2005—CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 19.3% in the first quarter of 2005 over the first quarter of 2004, the Company announced today.

Year 2004-2005 Quarterly Results
($’s in millions, except per share data)

	2004				2005
	Q1	Q2	Q3	Q4	Q1

Revenues	$26.3	$27.5	$28.6	$29.7	$31.3
EBITDA	4.5	4.6	5.1	5.5	4.2
Net income	1.5	1.7	2.4	19.4	1.0
Net income per share — diluted	0.08	0.09	0.13	1.03	0.05
Weighted average outstanding shares — diluted	18.7	18.8	18.9	18.9	18.9

“The first quarter results reflect the significant investment we are making in 2005,” stated CoStar Group President & CEO Andrew C. Florance. “We believe these investments will contribute to revenue at the back end of 2005, and we believe they will create earnings leverage for the Company in 2006. The Company continues to ramp-up its investments in growth initiatives as planned during 2005 and expects expenses will remain relatively flat in 2006 over the fourth quarter 2005 cost structure, except for inflation and charges for equity compensation.”

Revenues for the first quarter of 2005 were $31.3 million, increasing sequentially by 5.4% over the fourth quarter of 2004. In addition, the Company had EBITDA (earnings before interest, taxes, depreciation and amortization) of $4.2 million and net income of $974,000 or $0.05 per share in the first quarter of 2005. National Research Bureau (NRB), which was acquired in January 2005, contributed approximately $475,000 of CoStar’s revenues in the quarter.

As of March 31, 2005, the Company had $112.9 million in cash, cash equivalents and short-term investments, after the cash acquisition of NRB. The Company has no long-term debt.

The renewal rate for CoStar’s subscription services increased to 93.6% in the first quarter of 2005, compared to 89.8% in the first quarter of 2004. The renewal rate for CoStar’s subscription services are at their highest level in over four years.

On April 18, CoStar Group successfully deployed the largest software release in the Company’s history. This major release successfully replaced the 15 year old back-end research software systems that feed many of the Company’s services, and upgraded CoStar Property®, CoStar Tenant®, CoStar’s for-sale offerings and CoStar Connect®. “We expect this new system to significantly increase productivity in our research operations and ultimately reduce our research costs,” Florance stated.

CoStar is continuing to invest in a major expansion program that is expected to add over 500,000 extensively researched and photographed properties to its North American database by the end of 2006. Since the expansion program began in May 2004, the Company has added approximately 188,900 properties and three new geographic markets to its database. Richmond, VA, the first of 19 new geographic markets expected to come online in 2005, opened during the first quarter. The Company expects to open four additional markets in the second quarter of 2005, and up to eight new markets in the third quarter of 2005.

“We have been successful in signing a significant number of customers in some of the expansion markets scheduled to open in the next few months,” Florance stated. “While the revenue from these accounts won’t be recognized until the markets come online, we believe a number of these new markets could open with enough monthly subscription revenues to cover their current costs of maintaining and supporting the databases.”

“For the second quarter of 2005, we expect to add approximately $1.3 million of organic revenues, or approximately a 4.0% to 4.5% sequential increase over the first quarter of 2005,” stated CoStar Group Chief Financial Officer Frank A. Carchedi. “We expect organic growth rates to increase for the remainder of the year as new markets come online. For the second quarter of 2005, we expect fully diluted net income per share of approximately $0.06. Our expected results throughout 2005 will be fully taxed at an effective rate of approximately 40% as a result of the release of the valuation allowance on our net operating loss carry-forwards during 2004. The tax charges are not expected to result in significant cash payments.”

On April 14, 2005, the SEC announced the adoption of a new rule that amends, and effectively delays, the adoption of required stock option expensing under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) “FAS 123R” until January 1, 2006. The Company now expects to begin expensing stock options, under the new rule, beginning in January 2006 and is therefore raising its previously reported 2005 guidance for net income and EBITDA by approximately $2.0 million and $3.3 million, respectively. We now expect 2005 net income to increase from approximately $4.5 million to approximately $6.5 million and fully diluted net income per share to increase from approximately $0.23 to approximately $0.34, including estimated equity compensation charges for restricted stock grants of approximately $500,000 for the year. In addition, we now expect 2005 EBITDA of approximately $20.8 million. The Company continues to expect revenues for 2005 to reach approximately $135.0 million.

The table below summarizes the major components of our revised outlook for 2005 results of operations, compared to our original outlook for 2005. This table includes “forward-

looking statements” which are necessarily expectations reflecting our current judgment, not guarantees of future performance. The projected 2005 performance results in this table are subject to many assumptions, risks and uncertainties, including events that are not within our control, which could cause actual results to differ materially from the expected results stated in this press release. Information about potential factors that could cause actual results to differ materially from these expected results include, but are not limited to, those stated in our filings from time to time with the Securities and Exchange Commission, including our Form 10-K for the period ended December 31, 2004, under the heading “Risk Factors.” Accordingly, you should not place undue reliance on forward-looking statements. All forward-looking statements are based on information available to us on the date of this release, and we assume no obligation to update such statements.

	Original		Revised
	2005 Outlook		2005 Outlook

	(in thousands, except per share data)

EBITDA	$17,500	(1) (2)	$20,750	(1) (3)

Interest income, net	2,500	(1)	2,500	(1)

Income tax expense, net	3,000	(1)	4,300	(1)

Depreciation and amortization	12,500	(1)	12,500	(1)

Net income	$4,500	(1)	$6,450	(1)

Net income per share — diluted	$0.23	(1)	$0.34	(1)

Weighted average outstanding shares — diluted	19,200	(1)	19,200	(1)

(1) Represents a forward-looking statement, which is an expectation reflecting the Company’s judgment, not a guarantee of future performance.
(2) Includes approximately $3.7 million in expected equity compensation charges resulting principally from the adoption of Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (revised 2004), which will require CoStar to expense the value of granted unvested stock options.
(3) Includes approximately $500,000 in expected equity compensation charges resulting from restricted stock grants.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2005	2004
Revenues	$31,343	$26,278
Cost of revenues	10,490	7,941

Gross margin	20,853	18,337

Operating expenses:
Selling and marketing	9,493	7,199
Software development	2,332	1,929
General and administrative	6,896	6,852
Purchase amortization	1,118	1,126

	19,839	17,106

Income from operations	1,014	1,231
Other income, net	604	238

Income before income taxes	1,618	1,469
Income tax expense (benefit), net	644	(12)

Net income	$974	$1,481

Net income per share — basic	$0.05	$0.08

Net income per share — diluted	$0.05	$0.08

Weighted average outstanding shares — basic	18,318	17,961

Weighted average outstanding shares — diluted	18,861	18,699

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$974	$1,481
Purchase amortization in cost of revenues	476	621
Purchase amortization in operating expenses	1,118	1,126
Depreciation and other amortization	1,581	1,570
Interest income, net	(604)	(238)
Income tax expense (benefit), net	644	(12)

EBITDA	$4,189	$4,548

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$26,515	$36,807
Short-term investments	86,376	80,262
Accounts receivable, net	4,991	3,921

Deferred income taxes	4,177	4,177
Prepaid and other current assets	3,031	1,916

Total current assets	125,090	127,083
Deferred income taxes	20,942	21,487
Property and equipment, net	14,412	13,489
Intangible and other assets, net	72,223	69,594
Deposits	2,458	1,038

Total assets	$235,125	$232,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,595	$12,916
Deferred revenue	8,120	6,292

Total current liabilities	19,715	19,208

Deferred income taxes	2,330	2,539

Stockholders’ equity	213,080	210,944

Total liabilities and stockholders’ equity	$235,125	$232,691

Reconciliation of Non-GAAP Financial Measures with 2004-2005 Quarterly Results
(in millions)

	2004				2005
	Q1	Q2	Q3	Q4	Q1

Net income	$1.5	$1.7	$2.4	$19.4	$1.0
Purchase amortization	1.7	1.8	1.7	1.6	1.6
Depreciation and other amortization	1.5	1.4	1.4	1.7	1.6
Interest income, net	(0.2)	(0.3)	(0.3)	(0.5)	(0.6)
Income tax expense (benefit), net	—	—	(0.1)	(16.7)	0.6

EBITDA	$4.5	$4.6	$5.1	$5.5	$4.2

Management will conduct a conference call to discuss earnings results for the quarter ended March 31, 2005, and the financial outlook for 2005 at 11:00 am ET, Wednesday, April 20, 2005. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on April 30, 2005. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 5312145. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on over 55 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the period ended December 31, 2004, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar’s new research software system will increase productivity in CoStar’s research operations, reduce research costs or result in operating efficiency gains in 2006, that the investments CoStar makes in 2005 will contribute to revenues at the back end of 2005 or create earnings leverage in 2006, that expenses will remain relatively flat in 2006 as compared to 2005, that CoStar will be able to add 500,000 new properties to its database by the end of 2006, that four new geographic markets will open in the second quarter of 2005, that up to eight new geographic markets will open in the third quarter of 2005, that a total of 19 new geographic markets will come online in 2005, that any of these 19 new geographic markets will open with enough monthly subscription revenues to cover their current costs of maintaining and supporting the databases, that the Company will have stronger future revenue and earnings growth, that organic growth rates will increase for the remainder of 2005 as new geographic markets come online, that tax charges will not result in significant cash payments, that the second quarter 2005 revenues and fully diluted net income per share will be as stated in this press release, that CoStar’s sequential increase in revenue from the first quarter of 2005 to the second quarter of 2005 will be as stated in this press release, that 2005 net income and 2005 fully diluted net income per share will be as stated in this press release, that 2005 EBITDA and 2005 revenues will be as stated in this press release, or that 2005 interest income, 2005 interest tax expense, 2005 depreciation and amortization or 2005 weighted average outstanding shares will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date of this press release, and CoStar assumes no obligation to update such statements.